Exhibit 10.8
MOTIVE TECHNOLOGIES, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between _________ (the “Executive”) and Motive Technologies, Inc., a Delaware corporation (the “Company”), on _________. This Agreement shall be effective on the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s Class A Common Stock is declared effective by the United States Securities and Exchange Commission, or, if later, the date that this Agreement is signed (the “Effective Date”).
1.    Term of Agreement.
Except to the extent renewed, as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a)    The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or
(b)    The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.
This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides the Executive with notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or Section 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.
2.    Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 6, 9, and 10 below, the Executive will be entitled to the following benefits:
(a)    Severance Benefits. The Company shall pay the Executive (i) [Tier 1 and Tier 2: six (6) months] [Tier 3: four (4) months] of Executive’s monthly base salary at the rate in effect at the time of the Separation and (ii) an amount equal to [Tier 1 and Tier 2: 50%][Tier 3: 33.33%] of Executive’s then-current target bonus opportunity for the year in which the Qualifying Termination occurs at the rate in effect at the time of the Separation. Such payments shall be paid in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made on the first regular payroll date occurring after the sixtieth (60th) day following the Separation, but in no event later than March 15th of the calendar year immediately following the calendar year in which the date of the Separation occurs.
(b)    Continued Employee Benefits. If the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is entitled to severance benefits pursuant to Section 2(a)(i) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA coverage on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Executive in lieu thereof a taxable lump sum payment for the balance of the COBRA period.
3.    CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 6, 9, and 10 below, the Executive will be entitled to the following benefits:
(a)    Severance Payments. The Company or its successor shall pay the Executive (i) [Tier 1: eighteen (18) months][Tier 2: twelve (12) months][Tier 3: eight (8)] of Executive’s monthly base salary at the rate in effect immediately prior to the actions that result in a CIC Qualifying Termination and (ii) an amount equal to [Tier 1: 150%][Tier 2: 100%][Tier 3: 66.67%] of Executive’s then-current target bonus opportunity for the year in which the CIC Qualifying Termination occurs at the rate in effect at the time of the Separation. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made on the first regular payroll date occurring after the sixtieth (60th) day following the Separation, but in no event later than March 15th of the calendar year immediately following the calendar year in which the date of the Separation occurs, except as set forth in Section 3(d) below.
(b)    Continued Employee Benefits. If the Executive timely elects continued coverage under COBRA, the Company shall pay the full amount of the Executive’s COBRA premiums on behalf of Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is entitled to severance benefits pursuant to Section 3(a)(i) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA coverage on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Executive in lieu thereof a taxable lump sum payment for the balance of the COBRA period.
(c)    Equity Vesting Acceleration. Each of the Executive’s then outstanding unvested Equity Awards, other than any Equity Awards that would otherwise vest upon satisfaction of performance metrics or other factors other than the continuation of the Executive’s employment with the Company (“Performance Awards”), shall accelerate and become vested and exercisable with respect to 100% of the then-unvested shares subject to all Equity Awards. Any Performance Awards will be subject to the treatment(s) on a Change in Control and/or a CIC Qualifying Termination set forth in the applicable grant agreement for the Performance Awards (if any)[CEO, CFO Only: , except as provided below]. Subject to Section 4, the accelerated vesting described above shall be effective as of the later of the date of Separation and the date of the Change in Control. In the event of a Qualifying Termination that follows a Potential Change in Control and precedes a Change in Control, any then-outstanding unvested Equity Awards shall cease vesting pursuant to their normal vesting schedule on the date of the Qualifying Termination but shall not lapse or be forfeited on such date. Instead, such Equity Awards shall remain outstanding until the three (3)-month anniversary of the date of such termination, and solely in the event a Change in Control subsequently occurs during such three month period, such Equity Awards shall be treated in accordance with this Section 3(c).
Notwithstanding anything herein to the contrary, upon a Change in Control in which the successor or acquiring corporation (if any) does not assume, convert, continue, replace or substitute any unvested Equity Awards that are outstanding immediately prior to the Change in Control (including replacing such Equity Awards with substantially comparable cash awards) (“Non-Assumption”) then, notwithstanding any other provision in the applicable equity incentive plan to the contrary, such Equity Awards shall accelerate vesting as to 100% of the shares or cash subject to such Equity Awards immediately prior to such Change in Control, with any Performance Awards to be subject to the treatment set forth in the grant agreement.
[CEO Only: Notwithstanding anything herein to the contrary, solely with respect to the performance-based stock option granted to Executive on March 9, 2021 and restated on April 9, 2025 to acquire shares of the Company’s Class A Common Stock (the “CEO 2025 Performance Option” and the “CEO 2025 Performance Option Agreement”), which is subject to the achievement of certain stock-price based performance metrics (the “CEO Price Metrics”), in the event that (i) Executive is subject to a CIC Qualifying Termination (as defined in this Agreement) during the three months prior to a Change in Control; provided that such termination follows a Potential Change in Control and occurs on or before the Change in Control and (ii) a CEO Price Metric is achieved as a result of the Change in Control, as determined pursuant to the terms of the CEO 2025 Performance Option Agreement, then, notwithstanding any term of the CEO 2025 Performance Option Agreement to the contrary, such achieved portion of the CEO 2025 Performance Option will vest upon the Change in Control, subject to Sections 4, 6, 9, and 10 below. In addition, to the extent that any portion of the CEO 2025 Performance Option has been early exercised, the resulting restricted shares are subject to the terms set forth in this paragraph. By executing this Agreement, Executive and the Company hereby amend the CEO 2025 Performance Option Agreement to incorporate the terms set forth in this paragraph and agree that, except as set forth in this paragraph, the CEO 2025 Performance Option Agreement remains unchanged.]
[CEO Only: Notwithstanding anything herein to the contrary, solely with respect to the performance-based restricted stock unit award granted to Executive on May 15, 2025 to acquire shares of the Company’s Class A Common Stock (the “CEO 2025 PSU” and the “CEO 2025 PSU Agreement”), which is subject to three separate Performance Periods (as defined in the CEO 2025 PSU Agreement): (i) upon a Change in Control, any in-progress and any yet to commence Performance Period (each, an “Ongoing Performance Period”) shall be deemed to end, and the Performance Goals (as defined in the CEO 2025 PSU Agreement) applicable to each Ongoing Performance Period shall be deemed achieved in full or, if an Ongoing Performance Period includes Performance Goals with multiple possible levels of achievement, then achievement shall be deemed achieved at the higher of actual achievement (if actual achievement is measurable, as determined by the Board or the Compensation Committee of the Board) and target level achievement (the resulting achieved restricted stock units, the “CIC Earned PSUs”); (ii) the CIC Earned PSUs relating to the 2025, 2026 and 2027 Ongoing Performance Periods shall vest on December 31, 2025, December 31, 2026 and December 31, 2027, respectively, subject to Executive’s service as an employee, officer, director or consultant to the Company or a parent or subsidiary of the Company through such date; and (iii) in the event of Executive’s CIC Qualifying Termination (as defined in this Agreement), the CIC Earned PSUs will vest in full, subject to Sections 4, 6, 9, and 10 below. In addition, in the event of Non-Assumption in connection with a Change in Control, the CIC Earned PSUs will accelerate in full upon the Change in Control. By executing this Agreement, Executive and the Company hereby amend the CEO 2025 PSU Agreement to incorporate the terms set forth in this paragraph and agree that, except as set forth in this paragraph, the CEO 2025 PSU Agreement remains unchanged.]
[CFO Only: Notwithstanding anything herein to the contrary, solely with respect to the performance-based restricted stock unit award granted to Executive on November 14, 2024, as amended May 15, 2025, to acquire shares of the Company’s Class A Common Stock (the “CFO 2024 PSU” and the “CFO 2024 PSU Agreement”), which is subject to the achievement of a stock-price based performance metric (the “CFO Price Metric”), in the event that (i) Executive is subject to a CIC

Qualifying Termination (as defined in this Agreement) during the three months prior to a Change in Control; provided that such termination follows a Potential Change in Control and occurs on or before the Change in Control and (ii) the CFO Price Metric is achieved as a result of the Change in Control, as determined pursuant to the terms of the CFO 2024 PSU Agreement, then, notwithstanding any term of the CFO 2024 PSU Agreement to the contrary, such achieved CFO 2024 PSU will vest upon the Change in Control, subject to Sections 4, 6, 9, and 10 below. By executing this Agreement, Executive and the Company amend the CFO 2024 PSU Agreement to incorporate the terms set forth in this paragraph, remove the fifth paragraph under “Vesting Schedule (a)(1)” in the Restricted Stock Unit Grant Notice - Global of the CFO 2024 PSU Agreement relating to a “Qualifying Termination,” and agree that, except as set forth in this paragraph, the CFO 2024 PSU Agreement remains unchanged.]
(d)    No Duplication; True-Up. Payments and benefits under Section 2 or Section 3 are not intended, and will not be provided, in duplicate. In the event (i) a Change in Control occurs during the 3-month period following Executive’s Qualifying Termination and (ii) Executive’s Qualifying Termination occurred after a Potential Change in Control, Executive shall receive such additional or extended payments and benefits, as applicable (the “True Up Payments and Benefits”) as required to provide the level of payments and benefits described in this Section 3. The True Up Payments and Benefits will be paid no later than March 15th of the year following the year in which the closing of the Change in Control occurs.
4.     General Release. Any other provision of this Agreement notwithstanding, Executive is only eligible for the benefits under Section 2 and Section 3 if the Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form and in all events within sixty (60) days following the termination event described in Section 2 or Section 3, as applicable.
5.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and Section 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay the Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay, if applicable, and unreimbursed documented business expenses incurred by the Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, the Executive shall be entitled to any other vested benefits earned by the Executive for the period through and including the termination date of the Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2 ½) months after the end of the taxable year of the Executive in which the termination occurs or at such later time as may be required by Section 10 below or to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.    Covenants. The Executive agrees and acknowledges that the Executive is bound by the Employment, Employee Invention Assignment, Confidentiality, and Arbitration Agreement (or comparable agreement) entered into by and between the Executive and the Company, including but not limited to the Executive’s confidentiality, non-competition and non-solicitation obligations thereunder.
7.    Definitions.
(a)    “Board” means the Company’s board of directors.
(b)    “Cause” means (i) Executive’s conviction of or plea of nolo contendere to any felony or crime of moral turpitude; (ii) Executive’s act of fraud or material dishonesty against the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company; (iv) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties that has a material adverse effect on the Company; (v) Executive’s willful and continued failure to substantially perform Executive’s duties for the Company (other than as a result of incapacity due to Disability), provided that, if such action is curable, Executive has failed to correct or cure such action or conduct within thirty (30) days after written notice to Executive; (vi) Executive’s material violation of the Company’s written policies or rules (as determined by the [Include for Tier 1 and Tier 2: Board][Include for Tier 3: Company]); and (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation. The determination as to the existence of grounds for Executive’s termination for Cause shall be made in good faith by the Board [Include for Tier 3: or the Company’s Chief Executive Officer] and shall be final and binding on the Executive. The term “Company” will be interpreted to include any subsidiary or parent of the Company, as appropriate.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Change in Control” means a Corporate Transaction, as defined in the Company’s 2025 Equity Incentive Plan.
(e)    “CIC Qualifying Termination” means a Separation (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B), only if the Separation occurs after a Potential Change in Control) resulting, in either case (A) or (B), from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive’s resignation of employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include, for example, a merger agreement, but not a term sheet for a merger agreement).
(f)    “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(g)    “Equity Awards” means any and all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Following a Change in Control, “Equity Awards” shall also include any substantially comparable cash-based awards that are substituted for Equity Awards that were unvested and outstanding as of immediately prior to such Change in Control.

(h)    “Good Reason” means, without the Executive’s consent (i) Executive’s base salary is reduced by more than 10% except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company; (ii) [CEO/CFO/CLO: a material diminution in duties, responsibilities or authority or an adverse change in job title] [Other than CEO/CFO/CLO: a material diminution in duties, responsibilities or authority]; (iii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than thirty (30) miles from Executive’s then-current work location; or (iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Agreement. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (h), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of Executive’s intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw Executive’s resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, the Executive may assert Good Reason again subject to all of the conditions set forth herein.
(i)    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from the Company terminating the Executive’s employment for any reason other than Cause. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.
(j)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
8.    Successors.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.    Golden Parachute Taxes.
(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the

Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to the Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to the Executive and the Company by Independent Tax Counsel, the Executive may, in the Executive’s sole discretion and within thirty (30) days of the date on which the Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.
(b)    Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), the Executive shall pay the Excise Tax.
10.    Miscellaneous Provisions.
(a)    Section 409A. To the extent (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the

Executive’s Separation; or (ii) the date of the Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(b)    Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any offer letter or employment agreement, agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, and the Executive hereby waives the Executive’s rights to such other benefits; provided that, for clarity, this Agreement shall not supersede, and the Executive does not hereby waive Executive’s rights to, the acceleration of vesting arrangements that may be applicable to any Performance Awards [CEO only: except with respect to the CEO 2025 Performance Option and the CEO 2025 PSU] [CFO only: except with respect to the CFO 2024 PSU]. Notwithstanding the foregoing, as to any Equity Awards granted following the date of this Agreement, the award agreements for such Equity Awards may expressly provide for different vesting acceleration provisions than those set forth in this Agreement only by explicitly superseding the applicable terms of this Agreement. In no event shall the Executive receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company or its subsidiaries.
(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, the Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco County, and conducted by Judicial Arbitration & Mediation Services, Inc. under its then-existing employment rules and procedures. Notwithstanding the foregoing agreement to resolve disputes in arbitration either party may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party shall be responsible for the payment of its own attorneys’ fees. Notwithstanding this Section 10(c), if Executive is party to an arbitration agreement with the Company, the terms and conditions of such arbitration agreement shall apply, instead of this Section 10(c), in the event of any dispute that might arise in connection with this Agreement.
(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by the Board or the Compensation Committee of the Board. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)    No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary or parent of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his service at any time and for any reason, with or without Cause.
(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (other than its choice-of-law provisions).
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	MOTIVE TECHNOLOGIES, INC.

Print Name:	By:

Title:
10